ASSET PURCHASE AGREEMENT

This agreement (the “Agreement”) is dated as of September 15, 2006 by and between Brian Eberhart, an individual residing at ____________ (“Seller”) and E Global Marketing Inc., a New York corporation with offices at 1730 62nd Street, Brooklyn, NY 11204 (“Buyer”).

WITNESSETH:

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to buy from Seller, the assets set forth below pursuant to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Sale and Purchase of Assets. Subject to the terms and conditions set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to Buyer and Buyer agrees to purchase, assume and receive from Seller, free and clear of all liabilities, liens, encumbrances, financing statements, security interests, obligations, mortgages and claims of any kind, the assets (collectively, the “Assets”) of the business known as Vitamin-N-more (the “Business”), specifically, the following assets: the brand name known as Vitamin-N-More, logos and artwork contained in the website known as www.vitaminsnmore.net (the “Website”), client list, and all other industry or trade listings of the Business,  and the domain names and URL’s of the Website. It is understood that the buyer E Global Marketing Inc. needs to contact Apollo Fulfillment and needs to sign a 12 month agreement with them before October 20, 2006 at $99.95 per month for hosting and product database maintenance and E Global Marketing also needs to contact Go Daddy.com and transfer and register the domain names in their name before October 20, 2006 which is approx. a $25.00 yearly fee.

Buyer shall not assume or otherwise be bound by or responsible or liable for any liability, duty or obligation incurred by the Seller for any claim, cost or expense arising directly or indirectly out of a breach, violation or default by the Seller of or under any law or agreement (including any event occurring or fact or circumstance existing as of or prior to the Closing that, with the passage of time or the giving of notice or both, may become such a breach, violation or default) or relating to the Assets prior to the Closing.

2. Best Efforts. Seller shall effectuate the transaction contemplated by this Agreement in a manner that will enable Buyer to continuously operate the Business and/or the Website from the Closing forward. Seller shall, at any time and from time to time after the Closing, execute and deliver such other instruments of transfer and conveyance and do all such further acts and things as may be reasonably requested by Buyer to transfer, convey, assign, and deliver to the Buyer or to aid and assist the Buyer in collecting and reducing to possession any and all of the Assets, or to vest in the Buyer good, valid and legal and beneficial title to the Assets.

3. Purchase Price. The purchase price for the Assets shall be $2,100 (two thousand and one hundred US dollars), to be paid by Buyer to Seller in cash or certified check at the Closing (defined below).

4. Closing. The closing for the transaction described herein (the “Closing”) shall take simultaneous with the execution and delivery of this Agreement.

5. Representations and Warranties of Seller. As a material inducement to Buyer to enter into this Agreement and with the intention of causing Buyer to rely thereon, Seller hereby makes the following representations and warranties:

5.1  Seller is the owner of, and has good and marketable title to, all of the Assets, and all of the Assets are free and clear of all liabilities, obligations, security interests, leases, liens, claims, restrictions, equities and encumbrances of whatever nature.

5.2  There are no agreements, liens, outstanding judgments, orders, writs, injunctions, decrees, or determinations of any court, government or governmental agency or authority or arbitration board against or affecting Seller or any of the Assets and/or affecting Buyer’s rights to acquire the Assets and the Business from Seller.

5.3  Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will result in any violation of or be in conflict with the terms of any contract, lease, mortgage, note, instrument or agreement to which Seller or the Business is a party or will result in the creation of any lien on any of the Assets.

5.4  The Seller has no debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) in connection with the Assets or the Business.

5.5  The Seller has filed on a timely basis all tax returns that were required to be filed by him and owes no taxes.

6. Indemnification. Seller shall indemnify, defend and hold Buyer and Buyer’s stockholders, directors, officers, employees, agents, representatives, affiliates and their successors, harmless from and against any and all loss, cost, damages, claims and expenses (including, without limitation, attorneys’ and related fees) which Buyer may incur at any time from any and all actions, suits, proceedings, liabilities, claims, demands, assessments, judgments, costs and expenses that may arise, directly or indirectly, as a result of the ownership of the Assets or operation of the Website and/or the Business prior to the Closing.

7. Non-Compete. Seller hereby undertakes for a period of (1) year from the date of the Closing not to engage in a business which, directly or indirectly, competes with the Business.

8. Costs and Attorneys’ Fees.

8.1  Generally. Except as otherwise expressly provided herein, each party shall bear its own costs and expenses for all matters related to this agreement and the transactions contemplated hereby, including without limitation attorney and accountant fees.

8.2   Breach. In the event of a breach by any party to this agreement, the costs, including all court costs, arbitration costs, deposition expenses, reasonable attorney fees and other expenses incurred in enforcing this Agreement and the obligations of the other parties hereto (the “Costs of Enforcement”) shall be included in the calculation of the damages caused by said breach and, if any party files an action to enforce this Agreement or any provisions contained herein, the prevailing party in such action shall be entitled to recover its Costs of Enforcement, in addition to all other remedies or damages from the other party.

9.  Governing Law and Jurisdiction. This Agreement shall be governed by and be construed in accordance with the laws of the State of New York. Any dispute between or, legal action or proceeding against any of the parties hereto under, arising out of or in any manner relating to, this Agreement and the transactions contemplated herein shall be adjudicated by the pertinent Courts in the State of New York, County of Kings. Each of the parties hereto: (1) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (2) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by certified mail, return receipt requested, postage prepaid;(3) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non convenience or any similar basis, to the extent permitted by law; and (4) waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of, this Agreement, or the validity, interpretation, collection or enforcement of this Agreement.

IN WITNESS WHEREOF, the parties have set their hands and seals the day and year first above written.

E-GLOBAL MARKETING, INC.	BRIAN EBERHART

By: /s/ Patrick Giordano	By:	/s/ Brian Eberhart
Name: Patrick Giordano	Name: Brian Eberhart
Title: President